UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 26, 2004

TELOS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	1-8443	52-0880974
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

19886 Ashburn Road, Ashburn, Virginia	20147-2358
(Address of Principal Executive Offices)	(Zip Code)

(703) 724-3800

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5: OTHER EVENTS.

The Board of Directors (the “Board”) of Telos Corporation (“Telos” or “the Company”) has authorized management of the Company to commence the process of planning for and, if appropriate, implementing the activities set forth below. Before any definitive action is undertaken in connection with such authorization (including without limitation any issuance, redemption or exchange of any equity securities of the Company), further review and approval by the Board is required.

The Company has noted in previous filings [see Form 10-Q for the period ending September 30, 2003 — “Reclassifications”] that its ability to successfully restructure its debt obligations could affect the Company’s future operating results and that for a variety of reasons, the Company believes it will more likely than not be unable to meet the redemption schedule set forth in the terms of the Company’s 12% Cumulative Exchangeable Redeemable Preferred Stock (“Public Preferred Stock”).

In an effort to address its capital structure and the adverse impact of FAS150 (“Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”), the Company intends to immediately engage such professional service providers it deems reasonable and appropriate to advise with regard to such recapitalization. The Company contemplates that such engagement will include, but may not be limited to, consideration of a swap of all debt instruments into common shares, the filing of an S-8 or other appropriate filings in order to issue the remaining authorized, but un-issued shares of Public Preferred Stock or to take such other steps as may be recommended to facilitate such recapitalization. The Company will use its best efforts to reach a decision on such recapitalization within 60 days. There is no assurance that any such transaction can or will be effected, or if effected what the form of such transactions would be or when they might occur.

None of the Company’s present directors has any material financial interest in any holder of the Senior Redeemable Preferred Stock or the Senior Subordinated Notes. Also, other than directors fees received for their service as members of the Board of Directors of the Company or fees for service as members of the Company’s Proxy Board, none of the non-executive directors receive any consulting or advisory fees or other compensation from the Company or any of its subsidiaries. Subject to further review, the full Board will continue to address the Company’s capital structure and any recommendations of the professional service providers pertaining thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELOS CORPORATION

By:	/s/ Edward L. Williams
Edward L. Williams
Executive Vice President, Interim Chief Financial Officer

Dated: April 9, 2004